SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

February 8, 2002

Date of Report (Date of earliest event reported)

VANTAGEMED CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-92367	68-0383530
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer)
incorporation or organization)	Identification No.)

3017 Kilgore Road, Suite 195
Rancho Cordova, California 95670
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (916) 638-4744

Item 4.  Changes in Registrant’s Certified Public Accountant.

                On February 8, 2002, Arthur Andersen LLP (“Andersen”) resigned as independent auditors for VantageMed Corporation (the “Company”).  The decision to accept the resignation of Andersen and to seek new accountants was approved by both the Audit Committee of the Company and its Board of Directors.

                Andersen stated that the reason for its resignation was that it was unable to continue to rely on management’s representations on certain issues concerning the financial statements. The Company disagrees with Andersen as to whether certain information concerning the funding of the buyer of the Company’s dental care business had been timely provided to Andersen.  The Company sold its dental business to a third party in its third quarter ended September 30, 2001.  In its third quarter Form 10-Q, the Company had recognized $30,000 of revenue previously deferred and a $391,000 gain in connection with the sale of its dental business which was credited to selling, general and administrative expenses.  The third party purchaser of the Company’s dental business has defaulted under the terms of the sale.  Andersen has advised the Company’s Audit Committee that the third quarter financial statements for the period ending September 30, 2001 should be restated.  In addition, Andersen stated that it believed the Company had a material weakness in internal controls related to the Company’s current lack of a chief financial officer with the appropriate knowledge, experience, and background at a publicly-traded entity.

                The Audit Committee has undertaken to conduct a complete investigation of the issues raised by Andersen and has retained outside counsel to assist it.  That investigation is underway.  The Company has also informed the Securities and Exchange Commission of its efforts.  While the investigation is in the preliminary stages, the Company will announce the results of the review once it is complete.

                The Company has provided Andersen with a copy of the disclosures it is making in this Form 8-K and requested that Andersen furnish the Company with a letter addressed to the Commission stating whether it agrees with the statements made by the Company and, if not, stating the respects in which it does not agree. Andersen’s letter in response to the Company’s disclosures will be filed by amendment as Exhibit 16.1 to this report.

New Independent Accountants.

                The Company is actively seeking a new independent auditor but thus far has not retained a replacement for Andersen.  The Company has authorized Andersen to respond fully to the inquiries of any successor auditor concerning any of the matters referenced herein.

Item 7.  Exhibits

Exhibit No.	Description

16.1	Letter regarding disclosure of the Company (to be filed by amendment).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 15, 2002	VANTAGEMED CORPORATION

/s/ Joel M. Harris
Joel M. Harris
President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

16.1	Letter regarding disclosure of the Company (to be filed by amendment).